PROSPECTUS	Pricing Supplement Number 4329
May 17, 2005	Dated March 15, 2006
PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
August 24, 2005	No. 333-123085

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective
Time:	March 15, 2006
Settlement Date (Original
Issue Date):	March 20, 2006
Maturity Date:	March 20, 2008
Principal Amount:	US$ 50,000,000
Price to Public (Issue Price):	100.00%
Agents Commission/Selling
Concession:	0.10%
All-in Price:	99.90%
Net Proceeds to Issuer:	US$49,950,000
Interest Rate Basis
(Benchmark):	2 Year Constant Maturity Treasury Rate as published on
Telerate page 7051.
Index Currency:	U.S. Dollars
Spread (plus or minus):	Plus 0.26%
Index Maturity:	Two Year
Index Payment Period:	Monthly
Interest Payment Dates:	Monthly on the twentieth day of each month, commencing
April 20, 2006 and ending on the Maturity Date
Initial Interest Rate:	4.62%
Interest Reset Periods	Monthly on the twentieth day of each month and ending on
and Dates:	the Maturity Date

Page 2 Pricing Supplement Number 4329 Dated March 15, 2006 Filed Pursuant to Rule 424(b)(3) No. 333-123085

Interest Determination Dates:	Two Business Days prior to each Interest Reset Date
Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	Not Applicable
Call Notice Period:	Not Applicable
Put Dates (if any):	Not Applicable
Put Notice Period:	Not Applicable
CUSIP:	36962GV92
ISIN:	Not Applicable
Common Code:	Not Applicable
Other:	Not Applicable

Plan of Distribution:

The Notes are being purchased by BNP Paribas Securities Corp. (the “Underwriter”), as principal, at 100.00%of the aggregate principal amount less a selling concession equal to 0.10% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3 Pricing Supplement Number 4329 Dated March 15, 2006 Filed Pursuant to Rule 424(b)(3) No. 333-123085

Additional Information:

General

At December 31, 2005, the Company had outstanding indebtedness totaling $355.885 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2005, excluding subordinated notes payable after one year, was equal to $353.200 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption “Consolidated Ratio of Earnings to Fixed Charges” is hereby amended in its entirety, as follows:

Year Ended December 31,

2001	2002	2003	2004	2005
1.56	1.62	1.71	1.82	1.66

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT